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                                                                    EXHIBIT 5.1


                                                    Morgan, Lewis & Bockius LLP
                                                              COUNSELORS AT LAW



August 28, 1996

DBT Online, Inc.
5550 W. Flamingo Road
Suite B-5
Las Vegas, Nevada 89103

        Re: Registration Statement on Form S-8 Relating to the Company's Amended and Restated Stock Option Plan and Shares of the Company's Common Stock Issuable Pursuant to the Exercise of Options Issued under the 1989 Stock Option and Performance Award Plan of AutoFinance Group, Inc. ("AFG") and 1991 Stock Option Plan of AFG
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Ladies and Gentlemen:

We have acted as counsel to DBT Online, Inc., a Pennsylvania corporation (the "Company"), in connection with the preparation of a registration statement on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to the offering of up to 931,853 shares of the Company's Common Stock, par value $.10 per share (the "Common Stock"), 900,000 shares of which may be issued in connection with the exercise of options originally granted or to be granted under the Patlex Corporation Amended and Restated Stock Option Plan (the "Plan Options"); and 31,853 shares of which may be issued in connection with the exercise of options (the "AFG Plan Options") originally granted pursuant to the 1989 Stock Option and Performance Award Plan of AFG and 1991 Stock Option Plan of AFG (the "AFG Plans") that are converted into, inter alia, the right to receive Common Stock in accordance with the terms of the Agreement of Merger dated as of March 20, 1995 by and among KeyCorp, Key Auto Inc. and AFG (the "Merger Agreement"). The Company assumed the Plan from Patlex Corporation, a Pennsylvania corporation of which the Company was previously a wholly-owned subsidiary ("Patlex"), in connection with the reorganization of the Company into a holding company structure, pursuant to which Patlex became a wholly-owned subsidiary of the Company.

We have examined such records, documents, statutes and decisions as we have deemed relevant in rendering this opinion. In our examination we have assumed the genuineness of documents

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DBT Online, Inc.
August 28, 1996
Page 2


submitted to us as originals and the conformity with the original of all documents submitted to us as copies thereof.

In our opinion, the shares of the Company's Common Stock that may be issued (i) upon exercise of the Plan Options, when issued in accordance with the terms of such options and the Plan, and (ii) in connection with the exercise of the AFG Options, when issued in accordance with the terms of such options, the respective AFG Plans and the Merger Agreement, will, in each case, be validly issued, fully paid and nonassessable shares of the Common Stock of the Company.

The opinion set forth above is limited to the General Corporation Law of the Commonwealth of Pennsylvania.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement. In giving such opinion, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.

Very truly yours,



/S/  MORGAN, LEWIS & BOCKIUS LLP
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